Item 8. Financial Statements and Supplementary Data
RAIT INVESTMENT TRUST AND SUBSIDIARIES
     All other schedules are not applicable or are omitted since either (i) the required information is not material or (ii) the information required is included in the consolidated financial statements and notes thereto.

Report of Independent Registered Public Accounting Firm

Board of Trustees
RAIT Investment Trust
     We have audited the accompanying consolidated balance sheets of RAIT Investment Trust (a Maryland real estate investment trust) and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RAIT Investment Trust and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
     Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule IV Mortgage Loans on Real Estate of RAIT Investment Trust and Subsidiaries is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of RAIT Investment Trust and Subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 1, 2006, expressed an unqualified opinion thereon.
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 1, 2006 (except for Note 6,
          as to which the date is July 13, 2006)

Report of Independent Registered Public Accounting Firm on Internal Controls
Board of Trustees
RAIT Investment Trust
     We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that RAIT Investment Trust (a Maryland real estate investment trust) and Subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the RAIT Investment Trust and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, and our report dated March 1, 2006 (except for Note 6, as to which the date is July 13, 2006), expressed an unqualified opinion on those financial statements.
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 1, 2006

RAIT INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$71,214,083	$10,685,878
Restricted cash	20,892,402	22,947,888
Accrued interest receivable	13,127,801	9,728,674
Real estate loans, net	714,428,071	491,281,473
Unconsolidated real estate interests	40,625,713	44,016,457
Consolidated real estate interests	55,054,558	54,220,432
Consolidated real estate interest held for sale	94,106,721	89,317,707
Furniture, fixtures and equipment, net	590,834	639,582
Prepaid expenses and other assets	13,657,244	5,773,230
Goodwill	887,143	887,143

Total assets	$1,024,584,570	$729,498,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$3,259,360	$2,636,762
Accrued interest payable	2,213,639	182,109
Tenant security deposits	3,185	—
Borrowers’ escrows	15,981,762	18,326,863
Senior indebtedness relating to loans	66,500,000	51,305,120
Long-term debt secured by consolidated real estate interests	8,118,511	8,294,268
Liabilities underlying consolidated real estate interest held for sale	56,413,644	57,565,837
Unsecured line of credit	240,000,000	—
Secured lines of credit	22,400,000	49,000,000

Total liabilities	$414,890,101	$187,310,959
Minority interest	459,684	477,564
Shareholders’ equity:
Preferred shares, $.01 par value; 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,760,000 shares issued and outstanding	27,600	27,600
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,258,300 shares issued and outstanding	22,583	22,583
Common shares, $.01 par value; 200,000,000 authorized shares; issued and outstanding 27,899,065 and 25,579,948 shares	278,991	255,799
Additional paid-in-capital	603,130,311	540,627,203
Retained earnings	6,250,150	1,900,274
Loans for stock options exercised	(263,647)	(506,302)
Deferred compensation	(211,203)	(617,216)

Total shareholders’ equity	$609,234,785	541,709,941

Total liabilities and shareholders’ equity	$1,024,584,570	$729,498,464

The accompanying notes are an integral part of these consolidated financial statements.

RAIT INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31,
	2005	2004	2003
REVENUES
Interest income	$80,727,929	$60,985,829	$42,319,360
Rental income	13,578,729	11,060,674	8,924,217
Fee income and other	7,043,634	6,727,795	4,938,158
Investment income	6,021,826	3,419,645	4,557,590

Total revenues	107,372,118	82,193,943	60,739,325

COSTS AND EXPENSES
Interest	13,430,693	5,864,998	5,078,918
Property operating expenses	7,674,797	5,743,688	5,063,476
Salaries and related benefits	5,116,953	4,570,183	3,511,943
General and administrative	4,212,224	4,173,924	2,844,322
Depreciation and amortization	1,451,595	1,068,528	1,144,137

Total costs and expenses	31,886,262	21,421,321	17,642,796

Net income before minority interest	$75,485,856	$60,772,622	$43,096,529
Minority interest	(33,420)	(29,756)	34,542

Net income before gain on sales of consolidated real estate interests and loss on sale of unconsolidated real estate interest	$75,452,436	$60,742,866	$43,131,071
Gain on sales of consolidated real estate interests	—	2,402,639	2,372,220
Loss on sale of unconsolidated real estate interest	(198,162)	—	—

Net income from continuing operations	$75,254,274	$63,145,505	$45,503,291
Net income from discontinued operations	2,772,778	3,012,044	1,661,136

Net income	$78,027,052	$66,157,549	$47,164,427
Dividends attributed to preferred shares	10,075,820	5,279,152	—

Net income available to common shareholders	$67,951,232	$60,878,397	$47,164,427

Net income from continuing operations per common share — basic	$2.48	$2.37	$2.16
Net income from discontinued operations per common share — basic	0.11	0.12	0.08

Net income per common share — basic	$2.59	$2.49	$2.24

Weighted average common shares — basic	26,235,134	24,404,168	21,043,308
Net income from continuing operations per common share — diluted	$2.46	$2.36	$2.15
Net income from discontinued operations per common share — diluted	0.11	0.12	0.08

Net income per common share — diluted	$2.57	$2.48	$2.23

Weighted average common shares — diluted	26,419,693	24,572,076	21,190,203
The accompanying notes are an integral part of these consolidated financial statements.

,
RAIT INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Three Years Ended December 31, 2005

						Retained
				Loans for		Earnings	Total
	Common	Preferred	Additional	Stock Options	Deferred	(Accumulated	Shareholders'
	Stock	Stock	Paid-In Capital	Exercised	Compensation	Deficit)	Equity
Balance, January 1, 2003	$188,035	—	$274,606,899	$(1,068,972)	$(1,210,618)	$5,079,319	$277,594,663

Net income	—	—	—	—	—	47,164,427	47,164,427
Dividends	125	—	295,840	—	—	(52,696,746)	(52,400,781)
Stock options exercised	373	—	423,050	292,623	—	—	716,046
Warrants exercised	188	—	281,722	—	—	—	281,910
Compensation expense	—	—	—	—	259,748	—	259,748
Common shares issued, net	43,351	—	89,742,136	—	—	—	89,785,487

Balance, December 31, 2003	$232,072	—	$365,349,647	$(776,349)	$(950,870)	$(453,000)	$363,401,500

Net income	—	—	—	—	—	66,157,549	66,157,549
Dividends	117	—	305,480	—	—	(63,804,275)	(63,498,678)
Stock options exercised	434	—	577,442	270,047	—	—	847,923
Compensation expense	—	—	—	—	333,654	—	333,654
Preferred shares issued, net	—	50,183	120,968,860	—	—	—	121,019,043
Common shares issued, net	23,176	—	53,425,774	—	—	—	53,448,760

Balance, December 31, 2004	$255,799	$50,183	$540,627,203	$(506,302)	$(617,216)	$1,900,274	$541,709,941

Net income	—	—	—	—	—	78,027,052	78,027,052
Dividends	130	—	353,749		—	(73,677,176)	(73,323,297)
Stock options exercised	69	—	(63)	242,655	—	—	242,661
Compensation expense	—	—	—	—	406,013	—	406,013
Common shares issued, net	22,993	—	62,149,422	—	—	—	62,172,415

Balance, December 31, 2005	$278,991	$50,183	$603,130,311	$(263,647)	$(211,203)	$6,250,150	$609,234,785

The accompanying notes are an integral part of these consolidated financial statements.

RAIT INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$78,027,052	$66,157,549	$47,164,427
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	33,420	29,756	(34,542)
Gain on sale of consolidated real estate interests	—	(2,402,639)	(2,372,220)
Loss on sale of unconsolidated real estate interest	198,162	—	—
Gain on involuntary conversion	—	(1,282,742)	—
Depreciation and amortization	3,852,740	3,739,078	3,628,815
Accretion of appreciation interests	(4,033,240)	(9,325,616)	(8,259,300)
Amortization of debt costs	966,673	595,741	341,334
Deferred compensation	406,013	333,654	259,748
Employee bonus shares	21,895	—
Decrease (increase) in tenant escrows	45,522	(7,133)	223,574
Increase in accrued interest receivable	(5,979,633)	(3,947,592)	(5,309,376)
(Increase) decrease in prepaid expenses and other assets	(11,953,845)	3,434,641	(11,584,999)
Increase in accounts payable and accrued liabilities	357,991	3,534,389	454,563
Increase (decrease) in accrued interest payable	2,057,689	41,042	(158,782)
(Decrease) increase in tenant security deposits	(12,583)	80,595	(211,673)
Decrease in borrowers’ escrows	(289,615)	(8,078,754)	(1,208,867)

Net cash provided by operating activities	63,698,241	52,901,969	22,932,702

Cash flows from investing activities:
Purchase of furniture, fixtures and equipment	(90,954)	(156,010)	(107,390)
Real estate loans purchased	(35,208,706)	—	(34,844,298)
Real estate loans originated	(550,223,592)	(388,590,660)	(192,860,481)
Principal repayments from real estate loans	368,056,253	225,403,448	139,014,125
Investment in unconsolidated real estate interests	(7,974,689)	(35,038,859)	(14,865,448)
Proceeds from disposition of unconsolidated real estate interests	12,050,871	14,562,497	10,539,553
Investment in consolidated real estate interests	(1,559,092)	(3,454,296)	(245,753)
(Collection) release of escrows held to fund expenditures for consolidated real estate interests	(751,637)	(1,310,874)	270,658
Proceeds from sale of consolidated real estate interests	—	750,000	969,205
Distributions paid from consolidated real estate interests	(51,300)	(51,660)	(20,520)
Investment in consolidated real estate interest held for sale	(6,448,461)	(316,014)	(1,250,213)
Proceeds from involuntary conversion	—	2,110,930	—

Net cash used in investing activities	(222,201,307)	(186,091,498)	(93,400,562)

Cash flows from financing activities:
Principal repayments on senior indebtedness	(106,304,580)	(18,571,160)	(15,110,817)
Principal repayments on long-term debt	(1,073,734)	(1,080,291)	(921,903)
Proceeds of senior indebtedness	121,500,000	14,500,000	49,550,000
Advances on unsecured line of credit	240,000,000	—	—
(Repayments) advances on secured lines of credit	(26,600,000)	25,096,240	(6,339,395)
Issuance of preferred shares, net	—	121,019,043	—
Payment of preferred dividends	(10,075,820)	(5,279,152)	—
Issuance of common shares, net	62,150,525	54,026,825	90,490,819
Payment of common dividends	(63,247,476)	(58,219,526)	(52,400,781)
Principal payments on loans for stock options exercised	242,655	270,047	292,623

Net cash provided by financing activities	216,591,570	131,762,026	65,560,546

Net change in cash and cash equivalents	58,088,504	(1,427,503)	(4,907,313)

Cash and cash equivalents, beginning of year	$13,331,373	$14,758,876	$19,666,189

Cash and cash equivalents, end of year	$71,419,877	$13,331,373	$14,758,876

The accompanying notes are an integral part of these consolidated financial statements.

RAIT INVESTMENT TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
Note 1 — Formation and Business Activity
     RAIT Investment Trust (the “Company” or “RAIT”), together with its wholly owned subsidiaries, RAIT Partnership, L.P. (the “Operating Partnership”), RAIT General, Inc. (the “General Partner”), the General Partner of the Operating Partnership, and RAIT Limited, Inc. (the “Initial Limited Partner”), the Initial Limited Partner of the Operating Partnership (collectively the “Company”), were each formed in August 1997. RAIT, the General Partner and the Initial Limited Partner were organized in Maryland, and the Operating Partnership was organized as a Delaware limited partnership.
     The Company’s principal business activity is to make investments in real estate primarily by making real estate loans, acquiring real estate loans and acquiring real estate interests. The Company makes investments in situations that, generally, do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. The Company offers junior lien or other forms of subordinated, or “mezzanine” financing, senior bridge financing and first-lien conduit loans. Mezzanine and bridge financing make up most of the Company’s loan portfolio. The principal amounts of the Company’s mezzanine and bridge loans generally range between $250,000 and $50.0 million. The Company may provide financing in excess of its targeted size range where the borrower has a committed source of take-out financing, or the Company believes that the borrower can arrange take-out financing, to reduce the Company’s investment to an amount within the Company’s targeted size range. The Operating Partnership undertakes the business of the Company, including the origination and acquisition of financing and the acquisition of real estate interests.
     The Company may encounter significant competition from public and private companies, including other finance companies, mortgage banks, pension funds, savings and loan associations, insurance companies, institutional investors, investment banking firms and other lenders and industry participants, as well as individual investors, for making investments in real estate.
     The Company generally invests in mature markets in the Northeast, Mid-Atlantic, Central, Southeast and West regions of the United States.
Note 2 — Basis of Financial Statement Presentation
     The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company, its qualified REIT subsidiaries, its wholly owned subsidiaries, including RAIT Capital Corp., its majority-owned and controlled partnerships, OSEB Associates L.P. and, until June 30, 2004, Stobba Associates, L.P. (Stobba Associates was no longer consolidated as of June 30, 2004 when the Company exchanged its 49% limited partnership interest for cash of $750,000 and an $8.2 million mezzanine loan), and its majority-owned and controlled limited liability companies, RAIT Executive Boulevard, LLC and RAIT Carter Oak, LLC. All significant intercompany balances and transactions have been eliminated. As of and for the years ended December 31, 2005 and 2004, the Company’s consolidated financial statements also include the accounts of a variable interest entity (“VIE”) of which the Company is the primary beneficiary. For a description of this entity see Note 3 — “Summary of Significant Accounting Policies — Variable Interest Entities.”
     The Company consolidates any corporation in which it owns securities having over 50% of the voting power of such corporation. The Company also consolidates any limited partnerships and limited liability companies where all of the following circumstances exist:
•	the Company holds either the general partnership or managing membership interest,

•	the Company holds a majority of the limited partnership or non-managing membership interests, and

•	the other partners or members do not have important rights that would preclude consolidation.
     Further, the Company accounts for its “non-controlling” interests in limited partnerships under the equity method of accounting, unless such interests meet the requirements of EITF:D-46 “Accounting for Limited Partnership Investments” to be accounted for under the cost method of accounting. In accordance with EITF 03-16, “Accounting for Investments in Limited Liability Companies,” the Company’s accounting for its non-controlling interests in limited liability companies is the same as it is for its non-controlling interests in limited partnerships.

     In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Actual results could differ from those estimates. Certain reclassifications have been made to the consolidated financial statements as of December 31, 2004 and 2003 and for the years then ended to conform to the presentation of the consolidated financial statements as of and for the year ended December 31, 2005.
Note 3 — Summary of Significant Accounting Policies
     Real Estate Loans, Net — As described in Note 4, the Company’s real estate loans include first mortgages and mezzanine loans. Management considers nearly all of its loans and other lending investments to be held-to-maturity. Items classified as held-to-maturity are reflected at amortized historical cost.
     Consolidated Real Estate Interests — As described in Note 5, the Company’s consolidated real estate interests include land, buildings and improvements, and escrows and reserves on deposit with the first mortgage lender. Buildings and improvements are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over an estimated useful life of up to 39 years (non-residential) and 27.5 years (residential).
     The Company accounts for the potential impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. As of December 31, 2005, the Company has determined that there is no impairment of any of its consolidated real estate interests.
     SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. As of October 3, 2005, the Company classified as “held for sale” a consolidated real estate interest consisting of a building in Philadelphia, PA with 456,000 square feet of office/retail space. As of March 31, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 110,421 square foot shopping center in Norcross, Georgia. Also, as of May 11, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 216-unit apartment complex and clubhouse in Watervliet, New York. In accordance with SFAS No. 144, the assets and liabilities of these real estate interests have been separately classified on the Company’s balance sheet as of December 31, 2005 and 2004, and the results of operations attributable to these interests have been reclassified, for all periods presented, to “discontinued operations”. Additionally, depreciation expense was no longer recorded for these assets once they were classified as “held for sale”. See Note 6 for a description of these consolidated real estate interests and the results of their operations that have been reclassified as “discontinued operations.”
     The Company leases space to tenants under agreements with varying terms. Leases are accounted for as operating leases with minimum rent recognized on a straight-line basis over the term of the lease regardless of when payments are due. Deferred rent is included in prepaid expenses and other assets.
     Unconsolidated Real Estate Interests — As described in Note 7, the Company’s unconsolidated real estate interests include the Company’s non-controlling interests in limited partnerships which are accounted for using the equity method of accounting, unless such interests meet the requirements of EITF:D-46 “Accounting for Limited Partnership Investments” to be accounted for under the cost method. In accordance with EITF 03-16, “Accounting for Investments in Limited Liability Companies,” the Company’s accounting for its non-controlling interests in limited liability companies is the same as it is for its non-controlling interests in limited partnerships.
     Most of the Company’s non-controlling interests arise out of the Company making equity investments in entities that own real estate or in the parent of such an entity with preferred rights over other equity holders in that entity. The Company generates a return on its unconsolidated real estate interests primarily through distributions to the Company, at a fixed rate, from the net cash flow of the underlying real estate. The Company generally uses this investment structure as an alternative to a mezzanine loan where the financial needs and tax situation of the borrower, the terms of senior financing secured by the underlying real estate or other circumstances make a mezzanine loan undesirable. In these situations, the remaining equity in the entity is held by other investors who retain control of the entity. These unconsolidated real estate interests generally give the Company a preferred position over the remaining equity holders as to distributions and upon liquidation, sale or refinancing, provide for distributions to the Company and a mandatory redemption date. They may have conversion or exchange features and voting rights in certain circumstances. In the event of non-compliance with certain terms of the Company’s unconsolidated interests, the Company’s unconsolidated interests may provide that the Company’s interest becomes the controlling or sole equity interest in the entity.

     Restricted Cash and Borrowers’ Escrows — Restricted cash and borrowers’ escrows represent borrowers’ funds held by the Company to fund certain expenditures or to be released at the Company’s discretion upon the occurrence of certain pre-specified events, and to serve as additional collateral for borrowers’ loans.
     Revenue Recognition — Management considers nearly all of its loans and other lending investments to be held-to-maturity. The Company reflects held-to-maturity investments at amortized cost less allowance for loan losses, acquisition discounts, deferred loan fees and undisbursed loan funds. Interest income is recognized using the effective yield method applied on a loan-by-loan basis. Occasionally the Company may acquire loans at discounts based on the credit characteristics of such loans. The Company accounts for the discount by first measuring the loan’s scheduled contractual principal and contractual interest payments in excess of the Company’s expected future cash flows from the acquired loan to determine the amount of the discount that would not be accreted (nonaccretable difference). The remaining amount, representing the excess of the loan’s expected future cash flows over the amount paid by the Company for the loan is accreted into interest income over the remaining life of the loan (accretable yield). Over the life of the loan, the Company estimates the expected future cash flows from the loan regularly, and any decrease in the loan’s actual or expected future cash flows would be recorded as a loss contingency for the loan. The present value of any increase in the loan’s actual or expected future cash flows would be used first to reverse any previously recorded loss contingency not charged off for the loan. For any remaining increase, the Company would adjust the amount of accretable yield by reclassification from nonaccretable difference and adjust the amount of periodic accretion over the loan’s remaining life. Loan origination fees or “points,” as well as direct loan origination costs, are also deferred and recognized over the lives of the related loans as interest based upon the effective yield method.
     Many of the Company’s loans provide for accrual of interest at specified rates which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the operations of the underlying real estate.
     Prepayment penalties from borrowers are recognized as additional income when received. Certain of the Company’s real estate loans provide for additional interest based on the underlying real estate’s operating cash flow, when received, or appreciation in value of the underlying real estate. Projected future cash flows relating to the appreciation in value are accreted into interest income over the remaining life of a particular loan. Projected future cash flows are reviewed on a regular basis and any decrease in the loan’s actual or expected future cash flows is recorded as a loss contingency for that particular loan. The present value of any increase in the loan’s actual or expected future cash flows is first applied to any previously recorded loss contingency not charged off for that particular loan.
     In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses the accounting for acquired impaired loans, which are loans that show evidence of having deteriorated in terms of credit quality since their origination. SOP 03-3 is effective for loans acquired after December 31, 2004. The adoption of SOP 03-3 did not have a material effect on the financial condition, results of operations, or liquidity of the Company.
     Provision For Loan Losses — The Company’s accounting policies require that an allowance for estimated loan losses be maintained at a level that management considers adequate to provide for loan losses, based upon the Company’s periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors. The Company has established a general reserve for loan losses that is not related to any individual loan or to any anticipated losses. In accordance with the Company’s policy, the Company determined that this reserve was adequate as of December 31, 2005 and 2004 based on the Company’s credit analysis of each of the loans in its portfolio. If that analysis were to change, the Company may be required to increase its reserve, and such an increase, depending upon the particular circumstances, could be substantial. Any increase in reserves will constitute a charge against income. The Company will continue to analyze the adequacy of this reserve on a quarterly basis.
     If a loan is determined to be impaired, the Company would establish a specific valuation allowance for it in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral, with a corresponding charge to the provision for loan losses. The Company generally utilizes a current, independently prepared appraisal report to establish the fair value of the underlying collateral. However, if the Company is unable to obtain such an appraisal, fair value can be established using discounted expected future cash flows and sales proceeds as well as obtaining valuations of comparable collateral. The Company does not currently have any specific valuation allowances. If management considered a loan, or a portion thereof, to be uncollectible and of such little value that further pursuit of collection was not warranted, the loan would be charged-off against its specific valuation allowance.

     Depreciation and Amortization — Furniture, fixtures and equipment are carried at cost less accumulated depreciation. Furniture and equipment are depreciated using the straight-line method over an estimated useful life of five years. Leasehold improvements are amortized using the straight-line method over the life of the related lease.
     Goodwill — In August 2000, the Company formed a wholly owned subsidiary, RAIT Capital Corp., d/b/a Pinnacle Capital Group, which acquired the net assets of Pinnacle Capital Group, a first mortgage conduit lender. The Company acquired these assets for consideration of $980,000, which included the issuance of 12,500 of the Company’s common shares (“Common Shares”) and a cash payment of approximately $800,000. The excess of consideration paid over net assets acquired is reflected on the Company’s consolidated balance sheet as goodwill.
     The Company measures its goodwill for impairment on an annual basis, or when events indicate that there may be an impairment As of December 31, 2005 and 2004, no impairment of goodwill was recognized.
     Stock Based Compensation — At December 31, 2005, the Company accounted for its stock option grants under the provisions of FASB No. 123, “Accounting for Stock-Based Compensation,” which contains a fair value-based method for valuing stock-based compensation that entities may use, and measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”
     At December 31, 2005, the Company had a stock-based employee compensation plan. The Company accounts for that plan under the recognition and measurement principles of APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock-based employee compensation costs are not reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying Common Shares on the date of grant. The Company has adopted the disclosure only provisions of both SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). Pursuant to the requirements of SFAS No. 148, the following are the pro forma net loss amounts for 2005, 2004 and 2003, as if the compensation cost for the options granted to the trustees had been determined based on the fair value at the grant date:

	For the Years Ended December 31,
	2005	2004	2003
Net income available to common shareholders, as reported	$67,951,000	$60,878,000	$47,164,000
Less: stock based compensation determined under fair value based method for all awards	28,000	52,000	79,000

Pro forma net income	$67,923,000	$60,826,000	$47,085,000

Net income per share — basic, as reported	$2.59	$2.49	$2.24
Pro forma	$2.59	$2.49	$2.24
Net income per share — diluted, as reported	$2.57	$2.48	$2.23
Pro forma	$2.57	$2.48	$2.22
     The Company granted options to purchase 0, 18,250 and 129,850 Common Shares during years ended December 31, 2005, 2004 and 2003, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2004 and 2003, respectively: dividend yield of 8.3% and 9.6%; expected volatility of 18% and 17%; risk-free interest rate of 4.0% and 4.9%; and expected lives of 9 and 9.5 years.
     In December, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123: "(Revised 2004) — Share-Based Payment” (“SFAS No. 123R”). SFAS 123R replaces SFAS No. 123. SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements and be measured based on the fair value of the equity or liability instruments issued. The Company is allowed to implement SFAS No. 123R in the first quarter of its 2006 fiscal year. The Company does not believe that the adoption of SFAS No. 123R will have a material effect on its consolidated financial statements.
     Federal Income Taxes — The Company qualifies and has elected to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 1999. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income. As of and for the years ended December 31, 2005 and 2004, the Company is in compliance with all requirements necessary to qualify for taxation as a REIT.

     Earnings Per Share — The Company follows the provisions of SFAS No. 128, “Earnings per Share.” Basic earnings per share excludes dilution and is computed by dividing income available to Common Shares by the weighted average Common Shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Shares (including grants of phantom shares and phantom units) were exercised and converted into Common Shares.
     Consolidated Statement of Cash Flows — For purposes of reporting cash flows, cash and cash equivalents include non-interest earning deposits and interest earning deposits. Cash paid for interest was $15.2 million, $9.8 million and $8.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.
  Discontinued operations:
     Cash flows from discontinued operations have been combined with cash flows from continuing operations within each category of the statement.
  Non-cash transactions:
     For the years ended December 31, 2005, 2004 and 2003, additional Common Shares in the amount of $354,000, $306,000 and $296,000, respectively, were issued through the Company’s dividend investment plan, in lieu of cash dividends.
     In August 2004, the Company’s real estate loans, net, decreased by $40.8 million when, after entering into a forbearance agreement with the borrower, the Company determined that the borrower had become a variable interest entity of which the Company was the primary beneficiary. In accordance with FIN 46(R) (defined below), the $40.8 million investment was included in the Company’s investment portfolio as a consolidated real estate interest.
     In June 2004, the Company received an $8.2 million note in exchange for net assets of $6.6 million (including fixed assets, long term debt and miscellaneous current asset and liability accounts) as part of a disposition of one of the Company’s consolidated real estate interests that also included cash proceeds. The $8.2 million note was fully repaid in December 2004.
     In July 2003, the Company acquired a consolidated real estate interest in satisfaction of its loan in the amount of $12.6 million.
     Variable Interest Entities — In January 2003, the FASB issued Financial Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin 51, “Consolidated Financial Statements,” to certain entities in which voting rights are not effective in identifying the investor with the controlling financial interest. An entity is subject to consolidation under FIN 46 if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns. These entities are referred to as variable interest entities. Variable interest entities within the scope of FIN 46 are required to be consolidated by their primary beneficiary. The primary beneficiary is the party that absorbs a majority of the variable interest entities’ expected losses and/or receives a majority of the expected residual returns. In December 2003, the FASB revised FIN 46 (“FIN 46(R)”), delaying the effective date for certain entities created before February 1, 2003 and making other amendments to clarify the application of the guidance. FIN 46(R) is effective no later than the end of the first interim or annual period ending after December 15, 2003 for entities created after January 31, 2003 and for entities created before February 1, 2003, no later than the end of the first interim or annual period ending after March 15, 2004. As required, the Company adopted the guidance of FIN 46(R).
     In adopting FIN 46 and FIN 46(R), the Company has evaluated its various interests to determine whether they are in variable interest entities. These variable interests are primarily subordinated financings in the form of mezzanine loans or unconsolidated real estate interests. The Company identified 23 and 18 variable interests having an aggregate book value of $182.4 million and $106.4 million that it held as of December 31, 2005 and 2004, respectively. For one of these variable interests, with a book value of $40.8 million at December 31, 2004, the Company determined that the Company is the primary beneficiary and such variable interest is included in the Company’s consolidated financial statements. For the year ended December 31, 2005, it was determined there were no additional variable interests of which the Company is the primary beneficiary.
     The variable interest entity consolidated by the Company is the borrower under a first mortgage loan secured by a 594,000 square foot office building in Milwaukee, Wisconsin. The Company purchased the first mortgage loan in June 2003 (face value and underlying collateral value are both in excess of $40.0 million) for $26.8 million. At the time the Company purchased the loan, the Company determined that the entity that owned the property was not a variable interest entity.

     Prior to the loan’s maturity date, in August 2004, the Company entered into a forbearance agreement with the borrower that provided that the Company will take no action with regard to foreclosure or sale of the building for a period of three years, with two one-year extension options, subject to the Company’s approval. The agreement also gives the Company operational and managerial control of the property with the owner relinquishing any right to participate. The Company also agreed to make additional loan advances to fund certain outstanding fees and commissions (some of which fees are owed to an affiliate of the owner), and to fund shortfalls in operating cash flow, if necessary, during the forbearance period. The loan remains outstanding in its full amount and, aside from extending the maturity date of the loan, no other terms were adjusted.
     The Company concluded that the entering into of the forbearance agreement is a triggering event under FIN 46(R) and thus the variable interest must be reconsidered. Because the actual owner of the property no longer had a controlling financial interest in the property and the Company had the obligation to make additional advances under the Company’s loan to fund any potential losses, the Company determined that the borrower is a variable interest entity and that the Company is the primary beneficiary due to the Company absorbing the majority of the probability weighted expected losses, as defined in FIN 46(R). The Company continues to hold a valid and enforceable first mortgage and the value of the property exceeds the Company’s carrying value of the loan. However, as the primary beneficiary, the Company is required to consolidate this variable interest entity pursuant to FIN 46(R).
     The Company’s consolidated financial statements include the assets, liabilities, and results of operations of the variable interest entity as of and for the year ended December 31, 2005, as of December 31, 2004 and for the period from August 29, 2004 (consolidation) through December 31, 2004, as summarized below:

		As of December 31,
		2004 and for the Period
	As of and for the	from August 29, 2004
	Year Ended	(Consolidation)
	December 31,	through December 31,
	2005	2004
Total assets	$47,052,000	$45,618,000

Total liabilities	$743,000	$576,000

Total income	$8,826,000	$4,591,000
Total expense	5,547,000	1,748,000

Net income	$3,279,000	$2,843,000

New Accounting Policies
     Derivative Instruments and Hedging Activities — The Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), on July 1, 2003. SFAS No. 149 clarifies and amends SFAS No. 133 for implementation issues raised by constituents and includes the conclusions reached by the FASB on certain FASB Staff Implementation Issues. Statement 149 also amends SFAS No. 133 to require a lender to account for loan commitments related to mortgage loans that will be held for sale as derivatives. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. As of December 31, 2005, the Company has not entered into loan commitments that it intends to sell in the future.
     Accounting for Financial Instruments — The FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”) on May 15, 2003. SFAS No. 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 is effective for public companies for financial instruments entered into or modified after May 31, 2003 and was effective July 1, 2003. Adoption of SFAS No. 150 did not have a material impact on the Company’s financial position, results of operations, or disclosures.
     Accounting for investments in real estate partnership — In June 2005, the FASB issued FASB Staff Position (FSP) SOP 78-9-1, “Interaction of AICPA Statement of Position 78-9 and EITF No. 04-5.” This FSP provides guidance on whether a general partner in a real estate partnership controls and, therefore, consolidates that partnership. The FSP is effective for general partners of all new partnerships formed after June 29, 2005, and for any existing partnership for which the partnership agreement is modified after June 29, 2005. For general partners in all other partnerships, the consensus is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of this FSP will have a significant effect on its financial statements.

Note 4 — Real Estate Loans
     The Company’s portfolio of real estate loans consisted of the following at the dates indicated below:

	December 31,
	2005	2004
First mortgages	$424,098,275	$233,831,194
Mezzanine loans	291,158,720	257,477,540

Subtotal	715,256,995	491,308,734
Unearned (fees) costs	(602,767)	198,896
Less: Allowance for loan losses	(226,157)	(226,157)

Real estate loans, net	714,428,071	491,281,473
Less: Senior indebtedness related to loans	(66,500,000)	(51,305,120)

Real estate loans, net of senior indebtedness	$647,928,071	$439,976,353

     The following is a summary description of the assets contained in the Company’s portfolio of real estate loans as of December 31, 2005:

		Average
	Number	Loan to	Range of Loan
Type of Loan	of Loans	Value(1)	Yields(2)	Range of Maturities
First mortgages	34	75%	6.17% - 16.0%	1/20/06 - 12/28/08
Mezzanine loans	75	83%	10.0% - 17.9%	1/30/06 - 5/1/21

(1)	Calculated as the sum of the outstanding balance of the Company’s loan and senior loan (if any) divided by the current appraised value of the underlying collateral.

(2)	The Company’s calculation of loan yield includes points charged.
     The properties underlying the Company’s portfolio of real estate loans consisted of the following types at the dates indicated below:

	December 31,
	2005		2004
Multi family	$351.0 million	49.1%	$252.3 million	51.4%
Office	146.2 million	20.4%	73.8 million	15.0%
Retail and other.	218.0 million	30.5%	165.2 million	33.6%

Total	$715.2 million	100.0%	$491.3million	100.0%
     As of December 31, 2005, the maturities of the Company’s real estate loans in each of the years 2006 through 2010 and the aggregate maturities thereafter are as follows:

2006	$310,576,743
2007	138,814,887
2008	91,950,428
2009	17,026,986
2010	9,277,768
Thereafter	147,610,183

Total	$715,256,995

     As of December 31, 2005 and 2004, $138.8 million and $164.3 million in principal amount of loans, respectively, were pledged as collateral for amounts outstanding on the Company’s lines of credit and senior indebtedness relating to loans. As of December 31, 2005 and 2004 there were $21.2 million and $11.8 million, respectively, of undisbursed loans in process.
     Senior indebtedness relating to loans arises when the Company sells a participation or other interest in one of its first mortgages or mezzanine loans to another lender. These participations and interests rank senior to the Company’s right to repayment under the relevant mortgage or loan in various ways. As of December 31, 2005 and 2004, senior indebtedness relating to loans consisted of the following:

	2005	2004
Loan payable, secured by real estate, monthly installments of principal and interest based on an amortization schedule of 25 years, including interest at a specified London interbank offered rate (“LIBOR”) plus 135 basis points, remaining principal due September 15, 2007; the interest rate is subject to an interest rate swap agreement entered into by the borrower which provides for a fixed rate of 8.68%. This loan was repaid on December 12, 2005	—	$10,365,120
Senior loan participation, secured by Company’s interest in a first mortgage loan with a book value of $12,782,840, payable interest only at LIBOR plus 250 basis points (7.04% at December 31, 2005) due monthly, principal balance due July 1, 2006	$5,000,000	5,000,000
Senior loan participation, secured by Company’s interest in a first mortgage loan with a principal balance of $2,550,000, payable interest only at 5.0% due monthly. This loan was repaid on July 22, 2005	—	1,800,000
Senior loan participation, secured by Company’s interest in first mortgage loan with a principal balance of $3,369,233, payable interest only at LIBOR plus 275 basis points due monthly. This loan was repaid on October 24, 2005	—	2,640,000
Term loan payable, secured by Company’s interest in a first mortgage loan with a principal balance of $9,000,000(1), payable interest only at 4.5% due monthly, principal balance due September 29, 2006	6,500,000	6,500,000
Term loan payable, secured by Company’s interest in a first mortgage loan with a principal balance of $9,000,000(1), payable interest only at 5.5% due monthly, principal balance due September 29, 2006	1,500,000	1,500,000
Senior loan participation, secured by Company’s interest in a first mortgage loan with a principal balance of $10,434,217, payable interest only at LIBOR plus 275 basis points. This loan was repaid on July 7, 2005	—	5,000,000
Senior loan participation, secured by Company’s interest in a first mortgage loan with a principal balance of $15,500,000, payable interest only at 5.0% due monthly, principal balance due October 15, 2006	11,000,000	11,000,000
Senior loan participation, secured by Company’s interest in a mezzanine loan with a book value of $9,323,407, payable interest only at the bank’s prime rate due monthly. This loan was repaid on November 1, 2005	—	2,500,000
Senior loan participation, secured by Company’s interest in a mezzanine loan with a book value of $4,128,776, payable interest only at the bank’s prime rate due monthly. This loan was repaid on November 1, 2005	—	2,500,000
Senior loan participation, secured by Company’s interest in a mezzanine loan with a book value of $19,468,756 payable interest only at the bank’s prime rate (7.25% at December 31, 2005) due quarterly, principal balance due January 30, 2006	2,500,000	2,500,000
Senior loan participation, secured by Company’s interest in a first mortgage loan with a principal balance of $45,252,334, payable interest only at 6.0% due monthly, principal balance due February 25, 2007	35,000,000	—
Senior loan participation, secured by Company’s interest in a first mortgage loan with a principal balance of $8,000,000, payable interest only at LIBOR plus 200 basis points (6.54% at December 31, 2005) due monthly, principal balance due September 1, 2007	5,000,000	—

Total	$66,500,000	$51,305,120

(1)	These term loans are secured by the same first mortgage interest.
     As of December 31, 2005, the senior indebtedness relating to loans maturing over the next five years and the aggregate indebtedness maturing thereafter, is as follows:

2006	$26,500,000
2007	40,000,000
2008	—
2009	—
2010	—
Thereafter	—

Total	$66,500,000

Note 5 — Consolidated Real Estate Interests
     As of December 31, 2005, the Company owned the following controlling interests in entities that own real estate. These interests are accounted for on a consolidated basis:
•	100% limited and general partnership interest in a limited partnership that owns an office building in Rohrerstown, Pennsylvania with 12,630 square feet on 2.93 acres used as a diagnostic imaging center. The Company acquired this interest for $1.7 million. After acquisition, the Company obtained non-recourse financing of $1.1 million ($959,442 at December 31, 2005), which bears interest at an annual rate of 7.33% and is due on August 1, 2008. The book value of this property at December 31, 2005 was $1.2 million.

•	84.6% membership interest in a limited liability company that owns a 44,517 square foot office building in Rockville, Maryland. In October 2002, the Company acquired 100% of the limited liability company for $10.7 million and simultaneously obtained non-recourse financing of $7.6 million ($7.2 million at December 31, 2005). The loan bears interest at an annual rate of 5.73% and is due November 1, 2012. In December 2002, the Company sold a 15.4% interest in the limited liability company to a partnership whose general partner is a son of the Company’s chairman and chief executive officer. The buyer paid $513,000, which approximated the book value of the interest being purchased. No gain or loss was recognized on the sale. The book value of this property at December 31, 2005 was $10.0 million.

•	Also included in the Company’s consolidated real estate interests is a first mortgage with a carrying amount of $40.8 million secured by a 594,000 square foot office building in Milwaukee, Wisconsin. In June 2003, the Company purchased the loan, which had a face value in excess of $40.0 million, for $26.8 million. Upon entering into a forbearance agreement with the owner of the property in August 2004, the Company determined that the borrowing entity was a variable interest entity (as defined in FIN 46) of which the Company was the primary beneficiary. See Note 3, “Summary of Significant Accounting Policies — Variable Interest Entities.” The book value of this consolidated interest at December 31, 2005 was $42.6 million.

•	Two parcels of land located in Willow Grove, Pennsylvania with a book value of $613,500 at December 31, 2005.
     The Company’s consolidated real estate interests consisted of the following property types at the dates indicated below: Escrows and reserves represent amounts held for payment of real estate taxes, insurance premiums, repair and replacement costs, tenant improvements, and leasing commissions.

	As of December 31,
	2005 Book		2004 Book
	Value	%	Value	%
Office	56,338,627	98.9%	54,779,538	98.9%
Other	613,519	1.1%	613,519	1.1%

Subtotal	56,952,146	100.0%	55,393,057	100.0%
Plus: Escrows and reserves	652,826		83,121
Less: Accumulated depreciation	(2,550,414)		(1,255,746)

Consolidated real estate interests	$55,054,558		$54,220,432

     As of December 31, 2005 and 2004, non-recourse, long-term debt secured by the Company’s consolidated real estate interests consisted of the following:

	2005	2004
Loan payable, secured by real estate, monthly installments of $8,008, including interest at 7.33%, remaining principal due August 1, 2008	$959,442	$983,270
Loan payable, secured by real estate, monthly installments of $47,720, including interest at 5.73%, remaining principal due November 1, 2012	7,159,069	7,310,998

Total	$8,118,511	$8,294,268

     As of December 31, 2005, the amount of long-term debt secured by the Company’s consolidated real estate interests that mature over the next five years, and the aggregate indebtedness maturing thereafter, is as follows:

2006	$186,498
2007	198,066
2008	1,086,118
2009	191,497
2010	202,924
Thereafter	6,253,408

Total	$8,118,511

     Expenditures for repairs and maintenance are charged to operations as incurred. Significant renovations are capitalized. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Unamortized fees as of December 31, 2005 and 2004 were $82,600 and $77,300, respectively. Rental revenue is reported on a straight-line basis over the terms of the respective leases. Depreciation expense relating to the Company’s consolidated real estate interests for the years ended December 31, 2005, 2004 and 2003 was $1.8 million, $1.5 million and $1.4 million, respectively.
     The Company leases space in the buildings it owns to several tenants. Approximate future minimum lease payments under noncancellable lease arrangements as of December 31, 2005 are as follows:

2006	$4,976,922
2007	3,410,593
2008	3,125,177
2009	2,980,836
2010	1,817,753
Thereafter	4,841,438

Total	$21,152,719

Note 6 — Consolidated Real Estate Interests Held for Sale
     As of October 3, 2005, the Company classified as “held for sale” one of its consolidated real estate interests, consisting of an 89% general partnership interest in a limited partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of office/retail space. As of March 31, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 110,421 square foot shopping center in Norcross, Georgia. Also, as of May 11, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 216-unit apartment complex and clubhouse in Watervliet, New York. In accordance with SFAS No. 144, the assets and liabilities of these real estate interests have been separately classified on the Company’s balance sheet as of December 31, 2005 and 2004, and the results of operations attributable to these interests have been reclassified, for all periods presented, to “discontinued operations”. Additionally, depreciation expense was no longer recorded for these assets once they were classified as “held for sale”.
     As of December 31, 2005 and 2004, the consolidated interests held for sale had an aggregate book value of $94.1 million and $89.3 million respectively. Liabilities underlying the consolidated real estate interest held for sale totaled $56.4 million and $57.6 million at December 31, 2005 and 2004 respectively. Included in these liabilities, as of December 31, 2005 and 2004, are the following non-recourse, long-term liabilities secured by the Company’s consolidated real estate interests held for sale:

	2005	2004
Loan payable, secured by real estate, monthly installments of $288,314, including interest at 6.85%, remaining principal due August 1, 2008.	40,176,286	40,821,379
Loan payable, secured by real estate, monthly installments of $72,005, including interest at 7.55%, remaining principal due December 1, 2008	8,919,422	9,102,492
Loan payable, secured by real estate, monthly installments of $37,697, including interest at 7.27%, remaining principal due January 1, 2008	5,136,245	5,206,060

Total	$54,231,953	$55,129,931

     The Company sold the Philadelphia, PA office building in May 2006 for approximately $74.0 million. The Norcross, GA shopping center and the Watervliet, NY apartment complex were both sold in June 2006 for $13.0 million and $11.25 million, respectively.
     The following is a summary of the aggregate results of operations for the consolidated real estate investments held for sale for the years ended December 31, 2005, 2004 and 2003. These amounts have been reclassified to discontinued operations in the Company’s consolidated statements of income for all periods presented:

	For the Years Ended December 31,
	2005	2004	2003
Rental income	$17,294,045	$16,879,139	$15,451,688
Less:

Operating expenses	8,253,441	8,546,855	7,673,541
Interest expense	3,866,681	3,932,432	3,632,333
Depreciation and amortization	2,041,145	2,670,550	2,484,678

Net income before gain on involuntary conversion	2,772,778	1,729,302	1,661,136

Gain on involuntary conversion	—	1,282,742	—

Net income from discontinued operations	$2,772,778	$3,012,044	$1,661,136

Note 7 — Unconsolidated Real Estate Interests
     Unconsolidated real estate interests include the Company’s non-controlling interests in limited partnerships accounted for under the equity method of accounting, unless such interests meet the requirements of EITF:D-46 “Accounting for Limited Partnership Investments” to be accounted for under the cost method of accounting. In accordance with EITF 03-16, “Accounting for Investments in Limited Liability Companies,” the Company accounts for its non-controlling interests in limited liability companies the same way that it accounts for its non-controlling interests in limited partnerships.
     At December 31, 2005, the Company’s unconsolidated real estate interests consisted of the following:
•	20% beneficial interest in a trust that owns a 58-unit apartment building in Philadelphia, Pennsylvania and a 20% partnership interest in a general partnership that owns an office building with 31,507 square feet in Alexandria, Virginia. In September 2002, the Company received these interests, together with a cash payment of $2.5 million, in repayment of two loans with a combined net book value of $2.3 million. The Company recorded these interests at their current fair value based upon discounted cash flows and recognized income from loan satisfaction in the amount of $3.2 million. As of December 31, 2005, the Pennsylvania property is subject to non-recourse financing of $2.9 million bearing interest at 6.04% and maturing on February 1, 2013. The Virginia property is subject to non-recourse financing of $3.4 million bearing interest at 6.75% and maturing on March 1, 2013.

•	Class B limited partnership interest in a limited partnership that owns a 363-unit multifamily apartment complex in Pasadena (Houston), Texas. The Company acquired its interest in September 2003 for $1.9 million. In July 2004, the Company contributed an additional $600,000 to the limited partnership. The property is subject to non-recourse financing of $8.0 million at December 31, 2005, which bears interest at the 30-day London interbank offered rates, or LIBOR, plus 3.0% (7.39% at December 31, 2005, but limited by an overall interest rate cap of 6.0%) with a LIBOR floor of 2.0%, and is due on October 9, 2006.

•	3% membership interest in a limited liability company that has a 99.9% limited partnership interest in a limited partnership that owns a 504-unit multifamily apartment complex in Sugarland (Houston), Texas. The Company acquired its interest in April 2004 for $5.6 million. The property is subject to non-recourse financing of $14.3 million at December 31, 2005, which bears interest at an annual rate of 4.84%, and is due on November 1, 2009.

•	0.1% Class B membership interest in an limited liability company that has an 100% interest in a limited liability company that has an 89.94% beneficial interest in a trust that owns a 737,308 square foot 35-story urban office building in Chicago, Illinois. The Company acquired its interest in December 2004 for $19.5 million. The property is subject to non-recourse financing of $91.0 million at December 31, 2005, which bears interest at an annual rate of 5.3% and is due January 1, 2015.

•	Class B membership interests in each of two limited liability companies which together own a 231-unit multifamily apartment complex in Wauwatosa, Wisconsin. The Company acquired its interest in December 2004 for $2.9 million. The property is subject to non-recourse financing of $18.0 million at December 31, 2005, which bears interest at 5.3% and is due January 1, 2014.

•	Class B membership interests in each of two limited liability companies, one which owns a 430-unit multifamily apartment complex in Orlando, Florida and the other which owns a 264-unit multifamily apartment complex in Bradenton, Florida. The Company acquired its membership interests in May 2005 for an aggregate amount of $9.5 million. As of December 31, 2005, the Orlando property is subject to non-recourse financing of $23.5 million bearing interest at 5.31% and maturing on June 1, 2010. The Bradenton property is subject to non-recourse financing of $14.0 million bearing interest at 5.31% and maturing on June 1, 2010.
•	A 20% residual interest in the net sales proceeds resulting from any future sale of a 27-unit apartment building located in Philadelphia, Pennsylvania. The property had been part of the collateral underlying one of the Company’s mezzanine loans until the loan was repaid in full in December 2005. The book value of the Company’s interest at December 31, 2005, $883,600, is computed using an assumed sale price that is based upon a current third-party appraisal.
     The Company’s unconsolidated real estate interests consisted of the following property types at the dates indicated below:

	December 31,
	2005		2004
	Book Value	Percentage	Book Value	Percentage
Multi-family	$19,530,016	48.1%	$16,981,121	38.6%
Office	21,095,697	51.9%	27,035,336	61.4%

Unconsolidated real estate interests	$40,625,713	100.0%	$44,016,457	100.0%

Note 8 — Credit Facility and Lines of Credit
     At December 31, 2005, the Company had an unsecured credit facility with $305.0 million of maximum possible borrowings ($240.0 million outstanding at December 31, 2005) and three secured lines of credit, two of which each have $30.0 million of maximum possible borrowings and one which has $25.0 million of maximum possible borrowings (as of March 1, 2006, the maximum possible borrowing on this line increased to $50.0 million).
     The following is a description of the Company’s unsecured credit facility and secured lines of credit at December 31, 2005.
Unsecured Credit Facility
     On October 24, 2005, the Company entered into a revolving credit agreement with KeyBank National Association, as administrative agent, Bank of America, N.A., as syndication agent, KeyBanc Capital Markets, as sole lead arranger and sole book manager, and financial institutions named in the revolving credit agreement. The revolving credit agreement originally provided for a senior unsecured revolving credit facility in an amount up to $270.0 million, with the right to request an increase in the facility of up to an additional $80.0 million, to a maximum of $350.0 million. The original amount was increased by an additional $35.0 million to $305.0 million in December 2005. Borrowing availability under the credit facility is based on specified percentages of the value of eligible assets. The credit facility will terminate on October 24, 2008, unless the Company extends the term an additional year upon the satisfaction of specified conditions.
     Amounts borrowed under the credit facility bear interest at a rate equal to, at the Company’s option:
•	LIBOR (30-day, 60-day, 90-day or 180-day interest periods, at the Company’s option) plus an applicable margin of between 1.35% and 1.85% or

•	an alternative base rate equal to the greater of: (i) KeyBank’s prime rate, or (ii) the federal funds rate plus 50 basis points), plus an applicable margin of between 0% and 0.35%.
     The applicable margin is based on the ratio of the Company’s total liabilities to total assets which is calculated on a quarterly basis. The Company is obligated to pay interest only on the amounts borrowed under the credit facility until the maturity date of the credit facility, at which time all principal and any interest remaining unpaid is due.
     The Company’s ability to borrow under the credit facility is subject to its ongoing compliance with a number of financial and other covenants, including a covenant that the Company not pay dividends in excess of 100% of its adjusted earnings, to be calculated on a trailing twelve-month basis, provided however, dividends may be paid to the extent necessary to maintain its status as a real estate investment trust. The credit facility also contains customary events of default, including a cross default provision. If an event of default occurs, all of the Company’s obligations under the credit facility may be declared immediately due and payable. For events of default relating to insolvency and receivership, all outstanding obligations automatically become due and payable.
     At December 31, 2005, the Company had $240.0 million outstanding under the credit facility, of which $180.0 million bore interest at 5.87125% and $60.0 million bore interest at 7.25%. Based upon the Company’s eligible assets as of that date, the Company had $50.0 million of availability under the credit facility.
Secured Lines of Credit
     At December 31, 2005, the Company had no amounts outstanding under the first of its two $30.0 million lines of credit. This line of credit bears interest at either: (a) the 30-day LIBOR, plus 2.5%, or (b) the prime rate as published in the “Money Rates” section of The Wall Street Journal, at the Company’s election. Absent any renewal, the line of credit will terminate in October 2007 and any principal then outstanding must be paid by October 2008. The lender has the right to declare any advance due and payable in full two years after the date of the advance.
     At December 31 2005, the Company had no amounts outstanding under the second of its two $30.0 million lines of credit. This line of credit bears interest at the prime rate as published in the “Money Rates” section of The Wall Street Journal. This line of credit has a current term running through April 2006 with annual one-year extension options and an 11-month non-renewal notice requirement.
     At December 31, 2005, the Company had $22.4 million outstanding under its $25.0 million line of credit. This line of credit bears interest at the 30-day LIBOR plus 2.25%. As of December 31, 2005, the interest rate was 6.64%. In December 2005 the revolving feature of this credit line expired and all amounts then outstanding are to be repaid by December 2006. As of March 1, 2006, the Company renewed the revolving feature of the credit line and increased the maximum borrowing to $50.0 million.
     In 2005, the Company chose to not renew its second $25.0 million line of credit and its $10.0 million line of credit because both of the lenders who provided the lines participated in the Company’s new unsecured revolving credit facility.
     As of December 31, 2005, $28.8 million in principal amount of the Company’s loans were pledged as collateral for amounts outstanding under the secured lines of credit.
Note 9 — Shareholders’ Equity
     On September 15, 2005, the Company issued 2,280,700 Common Shares in a public offering at an offering price of $28.50 per share. After offering costs, including the underwriter’s discount, and expenses of approximately $3.1 million, the Company received approximately $61.9 million of net proceeds.
     On October 5, 2004, the Company issued 2.0 million shares of its 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series B Preferred Shares”) in a public offering at an offering price of $25.00 per share. After offering costs, including the underwriters’ discount, and expenses of approximately $1.9 million, the Company received approximately $48.1 million of net proceeds. On October 29, 2004, the underwriters exercised their over-allotment option, in part, with respect to an additional 258,300 Series B Preferred Shares. The exercise price was $25.00 per share. These shares were issued on November 3, 2004 for net proceeds of approximately $6.3 million.
     The Series B Preferred Shares accrue cumulative cash dividends at a rate of 8.375% per year of the $25.00 liquidation preference, equivalent to $2.09375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series B Preferred Shares have no maturity date and the Company is not required to redeem the Series B Preferred Shares at any time. The Company may not redeem the Series B Preferred Shares before October 5, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve the Company’s tax qualification as a real estate investment trust. On or after October 5, 2009, the Company may, at its option, redeem the Series B Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For the years ended December 31, 2005 and 2004, the Company paid dividends on its Series B Preferred Shares of $4.7 million and $1.1 million, respectively.
     On June 25, 2004, the Company issued 2.0 million Common Shares in a public offering at an offering price of $24.25 per share. After offering costs, including the underwriters’ discount and expenses of approximately $2.4 million, the Company received approximately $46.1 million of net proceeds. On July 6, 2004, the Company issued an additional 300,000 Common Shares pursuant to the underwriters’ exercise of their over-allotment option. The exercise price was $24.25 per share, resulting in receipt by the Company of net proceeds of approximately $6.9 million.

     On March 19, 2004, the Company issued 2.4 million shares of its 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series A Preferred Shares”) in a public offering at an offering price of $25.00 per share with respect to 2,350,150 shares and $24.50 with respect to 49,850 shares sold to certain of the Company’s trustees, officers and employees, together with their relatives and friends. After offering costs, including the underwriters’ discount, and expenses of approximately $2.0 million, the Company received approximately $58.0 million of net proceeds. On April 6, 2004, the Company issued an additional 360,000 Series A Preferred Shares pursuant to the underwriters’ exercise of their over-allotment option. The exercise price was $25.00 per share, resulting in receipt by the Company of net proceeds of approximately $8.6 million.
     The Series A Preferred Shares accrue cumulative cash dividends at a rate of 7.75% per year of the $25.00 liquidation preference, equivalent to $1.9375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series A Preferred Shares have no maturity date and the Company is not required to redeem the Series A Preferred Shares at any time. The Company may not redeem the Series A Preferred Shares before March 19, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve the Company’s tax qualification as a real estate investment trust. On or after March 19, 2009, the Company may, at its option, redeem the Series A Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For the years ended December 31, 2005 and 2004, the Company paid dividends on its Series A Preferred Shares of $5.4 million and $4.2 million, respectively. The Series A Preferred Shares and Series B Preferred Shares rank on a parity with respect to dividend rights, redemption rights and distributions upon liquidation.
Note 10 — Benefit Plans
     401(k) Profit Sharing Plan — The Company has a 401(k) savings plan covering substantially all employees. Under the plan, the Company matches 75% of employee contributions for all participants. Contributions made by the Company were approximately $212,000, $169,000 and $135,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
     Deferred Compensation — In January 2002 the Company established a supplemental executive retirement plan, or SERP, providing for retirement benefits to Betsy Z. Cohen, its Chairman and Chief Executive Officer, as required by her employment agreement with the Company. The normal retirement benefit is equal to 60% of Mrs. Cohen’s average base plus incentive compensation for the three years preceding the termination of employment, less social security benefits, increasing by 0.5% for each month of employment after Mrs. Cohen reaches age 65. Mrs. Cohen’s rights in the SERP benefit vest 25% for each year of service after October 31, 2002. The Company established a trust to serve as the funding vehicle for the SERP benefit and has deposited 58,912 Common Shares and $1.4 million in this trust since its inception. Based upon current actuarial calculations, the Company will have to fund an additional $1.0 million in cash to the trust, in order to satisfy its obligations under the SERP.
     In 2002, the Company recorded deferred compensation of $1.25 million for the fair value of the Common Shares. For the years ended December 31, 2005, 2004 and 2003, the Company recognized $947,000, $723,000 and $619,000 of compensation expenses, respectively, with regard to the required stock and cash contributions.

Note 11 — Earnings Per Share
     The Company’s calculation of earnings per share in accordance with SFAS No. 128 is as follows:

	Year Ended December 31, 2005
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
BASIC EARNINGS PER SHARE:
Net income available to common shareholders	$67,951,232	26,235,134	$2.59
Effect of dilutive securities:
Options	—	176,889	(.02)
Phantom shares	—	7,670	—

Net income available to common shareholders plus assumed conversions	$67,951,232	26,419,693	$2.57

	Year Ended December 31, 2004
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
BASIC EARNINGS PER SHARE:
Net income available to common shareholders	$60,878,397	24,404,168	$2.49
Effect of dilutive securities:
Options	—	166,144	(.01)
Phantom shares	—	1,764	—

Net income available to common shareholders plus assumed conversions	$60,878,397	24,572,076	$2.48

	Year Ended December 31, 2003
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
BASIC EARNINGS PER SHARE:
Net income available to common shareholders	$47,164,427	21,043,308	$2.24
Effect of dilutive securities:
Options	—	146,895	(.01)

Net income available to common shareholders plus assumed conversions	$47,164,427	21,190,203	$2.23

Note 12 — Stock Based Compensation
     The Company maintains the RAIT Investment Trust 2005 Equity Compensation Plan (the “Equity Compensation Plan”). The maximum aggregate number of Common Shares that may be issued pursuant to the Equity Compensation Plan is 2,500,000.
     The Company has granted to its officers, trustees and employees phantom shares pursuant to the RAIT Investment Trust Phantom Share Plan and phantom units pursuant to the Equity Compensation Plan. Both phantom shares and phantom units are redeemable for Common Shares issued under the Equity Compensation Plan. Redemption occurs after a period of time after vesting set by the Compensation Committee. All outstanding phantom shares were issued to non-management trustees, vested immediately, have dividend equivalent rights and will be redeemed upon separation from service from the Company. Phantom units granted to non-management trustees vest immediately, have dividend equivalent rights and will be redeemed upon the earliest to occur of (i) the first anniversary of the date of grant, or (ii) a trustee’s termination of service with the Company. Phantom units granted to officers and employees vest in varying percentages set by the Compensation Committee over four years, have dividend equivalent rights and will be redeemed between one to two years after vesting as set by the Compensation Committee.
     The Company granted 1,392 and 2,744 phantom shares during the years ended December 31, 2005 and 2004, respectively. The Company has been accounting for grants of phantom shares in accordance with SFAS No. 123, which requires the recognition of compensation expenses on the date of grant. During the years ended December 31, 2005 and 2004, the Company recognized $47,000 and $80,000, respectively in compensation expenses relating to grants of phantom shares. At December 31, 2005 there were 4,136 phantom shares outstanding.
     During the year ended December 31, 2005, the Company granted 11,316 phantom units and recognized $354,000 in compensation expenses relating to these units. In January and February of 2006, the Company granted an additional 54,002 phantom units.

Stock Options
     In February and April 2002, the Company granted to its employees, executive officers and trustees options to purchase 61,100 Common Shares at the fair market value on the date of grant. These options, which were exercised in March through May 2002, had exercise prices of $16.92 and $19.85, respectively, per Common Share. The Common Shares issued pursuant to these exercises are subject to restrictions that lapse with respect to 25% of these Common Shares annually on the anniversary date of the grants for each of the next four years. At the time of exercise, the Company provided loans to each person in the amount necessary to exercise such options. Each of these loans bears interest at a rate of 6% per annum. The aggregate principal amount of all these loans was $264,000 and $506,000 at December 31, 2005 and 2004, respectively. Interest on the outstanding principal amount is payable quarterly and 25% of the original principal amount of each loan is payable on each of the first four anniversaries. The final payment on the remaining loans outstanding is due on March 31, 2006.
     The Common Shares acquired pursuant to the option exercise secure each loan and the borrower is personally liable for 25% of the outstanding balance due. Any payments of principal are deemed to first reduce the amount of the borrower’s personal liability and the Company agrees to accept as full satisfaction of amount due under the loan for which the borrower is not personally liable the return of all Common Shares purchased by borrower with the proceeds of the loan.
     The Company has granted to its officers, trustees and employees options to acquire Common Shares. The vesting period is determined by the Compensation Committee and the option term is generally ten years after the date of grant. At December 31, 2005 and 2004 there were 477,360 and 490,693 options outstanding, respectively.
     A summary of the options activity of the Equity Compensation Plan is presented below.

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, January 1,	490,693	$17.44	518,282	$16.82	427,682	$14.52
Granted	—	—	18,250	26.40	129,850	22.84
Exercised	(13,333)	15.00	(45,839)	14.09	(39,250)	11.65

Outstanding, December 31,	477,360	17.51	490,693	17.44	518,282	16.82

Options exercisable at December 31,	422,360		392,143		374,682

Weighted average fair value of options granted during the year		n/a		$1.22		$0.68

	Options Outstanding			Options Exercisable
	Number	Weighted Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Outstanding at	Average
Exercise Prices	December 31, 2005	Contractual Life	Exercise Price	December 31, 2005	Exercise Price
$9.00 - 10.75	25,682	3.63 years	$10.36	25,682	$10.36
$13.65 - 19.85	306,503	2.50 years	$15.34	304,003	$15.31
$21.81 - 26.40	145,175	7.72 years	$23.36	92,675	$23.47

	477,360			422,360

Note 13 — Commitments and Contingencies
Litigation
     As part of the Company’s business, the Company acquires and disposes of real estate investments and, as a result, expects that it will engage in routine litigation in the ordinary course of that business. Management does not expect that any such litigation will have a material adverse effect on the Company’s consolidated financial position or results of operations.
     On August 12, 2004, a civil action was commenced in the United States District Court of the Eastern District of Pennsylvania by Michael Axelrod and certain of his affiliates naming the Company and certain of the Company’s affiliates, among others, as defendants. The civil action arose out of the Company’s sale of a consolidated real estate interest to these affiliates and was based upon alleged misrepresentations made with respect to the condition of the property underlying this interest, which the Company denied. On March 1, 2006, the parties to this civil action entered into a settlement agreement to settle and dismiss this civil action with prejudice and to exchange mutual releases, without the admission of liability by any party. The Company expects that a stipulation to dismiss all claims and counterclaims in this civil action will be filed with the court during March 2006.

Delegated Underwriting Program
     In 2005 and 2006 the Company has entered into program agreements with four mortgage lenders that provide that the mortgage lender will locate, qualify, and underwrite both a first mortgage loan and a mezzanine loan and then sell the mezzanine loan to the Company. The mezzanine loans must conform to the business, legal and documentary parameters in the program agreement and be in the range of $250,000 to $2.5 million. In most cases, the Company expects to acquire the mezzanine loan from the mortgage lender at the closing of the mezzanine loan. In general, if any variations are identified or any of the required deliveries are not received, the Company has a period of time to notify the mortgage lender of its election to either waive the variations or require the mortgage lender to repurchase the mezzanine loan. Each of the four program agreements provides that the Company will fund up to $50.0 million per calendar quarter of loans that fit the pre-defined underwriting parameters. From November 17, 2005 through March 1, 2006 the Company has funded six mezzanine loans totaling $8.1 million through the delegated underwriting program.
Guidance Line
     In June 2005, the Company entered into an agreement with a borrower establishing financial and underwriting parameters under which the Company would consider first mortgage bridge loans sourced by the borrower, up to an aggregate of $150.0 million, with no individual loan in an amount greater than $50.0 million. The Company expects that the credit and market risk of the potential loans will not differ from those of the loans in the Company’s current portfolio. In October 2005, the Company made a $74.5 million loan to this borrower. This loan was not made under this line, but it reduced the availability of this line while it was outstanding. This loan was repaid in December 2005.
Lease Obligations
     The Company sub-leases both its downtown and suburban Philadelphia office locations. The annual minimum rent due pursuant to the subleases for each of the next five years and thereafter is estimated to be as follows as of December 31, 2005:

2006	$390,019
2007	395,347
2008	395,347
2009	395,347
2010	263,565
Thereafter	—

Total	$1,839,625

     The Company sub-leases a portion of its downtown Philadelphia office space under an operating lease with The Bancorp, Inc., (“Bancorp Inc.”), at an annual rental based upon the amount of square footage the Company occupies. The sub-lease expires in August 2010 with two five-year renewal options. Rent paid to Bancorp Inc. was approximately $295,000, $251,000 and $244,000 for the years ended December 31, 2005, 2004, and 2003, respectively. The Company’s affiliation with Bancorp Inc. is described in Note 14.
     The Company sub-leases the remainder of its downtown Philadelphia office space under an operating lease with The Richardson Group, Inc. (“Richardson”) whose Chairman is the Vice-Chairman, a trustee and Secretary of the Company, and a son of the Chairman and Chief Executive Officer of the Company. The annual rental is based upon the amount of square footage the Company occupies. The sub-lease expires in August 2010 with two five-year renewal options. Rent paid to Richardson was approximately $43,000, $56,000 and $55,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Effective April 1, 2005, Richardson relinquished to the landlord its leasehold on a portion of the space they had subleased to the Company. Simultaneously, Bancorp entered into a lease agreement with the landlord for that space. The Company then entered into a new sublease with Bancorp for that space at annual rentals based upon the amount of square footage the Company occupies.
     The Company sub-leases suburban Philadelphia, Pennsylvania office space at an annual rental of $15,600. This sublease currently terminates in February 2006 but renews automatically each year for a one year term unless prior notice of termination of the sublease is sent by either party to the sublease to the other party thereto.
     Total rental expense was $351,000, $316,000 and $298,000 for the years ended December 31, 2005, 2004 and 2003 respectively.
     Employment Agreements — The Company is party to employment agreements with certain executives that provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

Note 14 — Transactions with Affiliates
     Resource America, Inc. (“Resource America”) was the sponsor of the Company. Resource America had the right to nominate one person for election to the Board of Trustees of the Company until its ownership of the outstanding Common Shares fell below 5%, which occurred in June 2003. Based upon representations made by Resource America to the Company, Resource America has not owned any Common Shares since August 2005. The Chairman and Chief Executive Officer of the Company, Betsy Z. Cohen, is (i) the spouse of Edward E. Cohen, the Chairman of the Board of Resource America, and (ii) the parent of Jonathan Z. Cohen, the Chief Executive Officer, President and a director of Resource America. Jonathan Cohen is also the Vice-Chairman, a Trustee and the Secretary of the Company and served as Resource America’s nominee to the Board of Trustees of the Company. In December 2003, the Company was paid $100,000 for facilitating an acquisition by an unrelated third party financial institution of a $10.0 million participation in a loan owned by Resource America. The Company had previously owned the participation from March 1999 until March 2001 and, in order for another party to acquire it, the Company had to reacquire it and then sell it to them. The transaction was completed in January 2004, at which time the Company earned an additional $23,000 representing interest for the eight days the Company had funded the participation. The transaction was reviewed and approved by the Independent Trustees (as defined in the declaration of trust of the Company) of the Board of Trustees of the Company and determined not to create a conflict of interest. The Company anticipates that it may purchase and sell additional loans and lien interests in loans to and from Resource America, and participate with it in other transactions.
     Brandywine Construction & Management, Inc. (“Brandywine”), is an affiliate of the spouse of Betsy Z. Cohen, the Chairman and Chief Executive Officer of the Company. Brandywine provided real estate management services to 11, 14 and 17 properties underlying the Company’s real estate interests at December 31, 2005, 2004 and 2003, respectively. Management fees in the amount of $918,000, $1.1 million and $1.2 million were paid to Brandywine for the years ended December 31, 2005, 2004 and 2003, respectively, relating to those interests. The Company believes that the management fees charged by Brandywine are comparable to those that could be obtained from unaffiliated third parties. The Company continues to use Brandywine to provide real estate management services to properties underlying the Company’s investments.
     Betsy Z. Cohen has been the Chairman of the Board of The Bancorp Bank (“Bancorp”), a commercial bank, since November 2003 and a director of Bancorp Inc., a registered financial holding company for Bancorp, since September 2000, and the Chief Executive Officer of both Bancorp and Bancorp Inc. since September 2000. Daniel G. Cohen, Mrs. Cohen’s son, (a) has been the Vice-Chairman of the Board of Bancorp since November 2003, was the Chairman of the Board of Bancorp from September 2000 to November 2003, was the Chief Executive Officer of Bancorp from July 2000 to September 2000 and has been Chairman of the Executive Committee of Bancorp since 1999 and (b) has been the Chairman of the Board of Bancorp Inc. and Chairman of the Executive Committee of Bancorp Inc. since 1999. The Company maintains most of its checking and demand deposit accounts at Bancorp. As of December 31, 2005 and 2004, the Company had $69.1 million and $7.8 million, respectively, on deposit, of which approximately $69.0 million and $7.7 million, respectively, is over the FDIC insurance limit. The Company pays a fee of $5,000 per month to Bancorp for information system technical support services. The Company paid $60,000 for each of the years ended December 31, 2005, 2004 and 2003. The Company subleases a portion of its downtown Philadelphia office space from Bancorp. See Note 13
     Daniel G. Cohen is the beneficial owner of the corporate parent of Cohen Brothers & Company (“Cohen Brothers”), a registered broker-dealer of which Mr. Cohen is President and Chief Executive Officer. In March 2003, Jonathan Z. Cohen sold his 50% equity interest in this corporate parent to Daniel G. Cohen. Cohen Brothers has acted as a dealer in the public offering the Company made of its 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series A Preferred Shares”) in March 2004. In the March 2004 offering, Cohen Brothers was allocated 60,000 Series A Preferred Shares at the public offering price less a standard dealer’s concession of $0.50 per share. Cohen Brothers has acted as a dealer in the public offerings the Company made of its Common Shares in February 2003 and October 2003. In the February 2003 offering, Cohen Brothers was allocated 150,000 Common Shares at the public offering price less a standard dealer’s concession of $0.48 per share. In the October 2003 offering, Cohen Brothers was allocated 125,000 Common Shares at the public offering price less a standard dealer’s concession of $0.61 per share.
     The Company sub-leases a portion of its downtown Philadelphia office space under an operating lease with Richardson. See Note 13.
Note 15 — Concentrations of Credit Risk
     The Company believes that it does not concentrate its assets in any way that exposes it to a material loss from any single occurrence or group of occurrences. The Company has no loans or investments with cross default and or cross collateral provisions with other loans or investments in its portfolio.

Note 16 — Fair Value of Financial Instruments
     SFAS No. 107 requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For the Company, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities, except for certain loans. Therefore, the Company has used significant assumptions and present value calculations in estimating fair value. Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.
     Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instrument. The estimation methodologies used, the estimated fair values, and recorded book values at December 31, 2005 and 2004 are outlined below.
     The following tables describe the carrying amounts and fair value estimates of the Company’s fixed and variable rate real estate loans, fixed and variable rate senior indebtedness relating to loans and long term debt secured by consolidated real estate interests as of December 31, 2005 and 2004. These accounts have been valued by computing the present value of expected future cash in-flows or out-flows, using a discount rate that is equivalent to the estimated current market rate for each asset or liability, adjusted for credit risk.
     For cash and cash equivalents, the book value of $71.6 million and $11.0 million as of December 31, 2005 and 2004, respectively, approximated fair value. The book value of restricted cash of $20.9 million and $22.9 million approximated fair value at December 31, 2005 and 2004, respectively. The book value of the unsecured line of credit ($240.0 million at December 31, 2005) and of the aggregate outstanding balance of the secured lines of credit of $22.4 million and $49.0 million at December 31, 2005 and 2004, respectively, approximated the fair value of the amounts outstanding.

	At December 31, 2005
	Carrying	Estimated	Discount
	Amount	Fair Value	Rate
Fixed rate first mortgages	$248,137,000	$249,200,000	7.75%
Variable rate first mortgages	175,961,000	178,713,000	7.75%
Fixed rate mezzanine loans	265,300,000	282,551,000	10.0%
Variable rate mezzanine loans	25,859,000	25,903,000	10.0%
Fixed rate senior indebtedness relating to loans	54,000,000	53,879,000	5.9%
Variable rate senior indebtedness relating to loans	12,500,000	12,644,000	5.9%
Long-term debt secured by consolidated real estate interests	8,119,000	7,802,000	6.75%

	At December 31, 2004
	Carrying	Estimated	Discount
	Amount	Fair Value	Rate
Fixed rate first mortgages	$196,561,000	$198,049,000	8.5%
Variable rate first mortgages	37,270,000	37,107,000	7.5%
Mezzanine loans	257,478,000	257,930,000	12.5%
Fixed rate senior indebtedness relating to loans	31,165,000	31,973,000	5.25%
Variable rate senior indebtedness relating to loans	20,140,000	20,116,000	5.25%
Long-term debt secured by consolidated real estate interests	8,294,000	8,290,000	5.9%
Note 17 — Segment Reporting
     The Company has identified that it has one operating segment; accordingly it has determined that it has one reportable segment. As a group, the executive officers of the Company act as the Chief Operating Decision Maker (“CODM”). The CODM reviews operating results to make decisions about all investments and resources and to assess performance for the entire Company. The Company’s portfolio consists of one reportable segment, investments in real estate through the mechanism of lending and/or ownership. The CODM manages and reviews the Company’s operations as one unit. Resources are allocated without regard to the underlying structure of any investment, but rather after evaluating such economic characteristics as returns on investment, leverage ratios, current portfolio mix, degrees of risk, income tax consequences and opportunities for growth. The Company has no single customer that accounts for 10% or more of revenues.
Note 18 — Dividends
     In order to maintain its election to qualify as a REIT, the Company must currently distribute, at a minimum, an amount equal to 90% of its taxable income. Because taxable income differs from cash flow from operations due to non-cash revenues or expenses (such as depreciation), in certain circumstances the Company may generate operating cash flow in excess of its dividends or, alternatively, may be required to borrow to make sufficient dividend payments.
Common Shares
     On the declaration dates in the years ended December 31, 2005 and 2004 set forth below, the Board of Trustees of the Company declared cash dividends in an amount per Common Share and in the aggregate dividend amount set forth opposite such declaration date, payable on the payment date, to holders of Common Shares on the record date set forth opposite the relevant declaration date.

				Aggregate Dividend
Declaration Dates	Record Date	Payment Date	Dividend Per Share	Amount
12/09/05	12/22/05	12/30/05	$0.61	$17,015,799
09/02/05	09/12/05	10/17/05	$0.61	$15,620,342
06/15/05	06/28/05	07/15/05	$0.61	$15,614,197
03/25/05	04/07/05	04/15/05	$0.60	$15,351,018
12/09/04	12/21/04	12/31/04	$0.60	$15,346,633
09/15/04	09/27/04	10/15/04	$0.60	$15,317,506
06/10/04	06/21/04	07/15/04	$0.60	$13,932,458
03/23/04	04/05/04	04/15/04	$0.60	$13,928,428
Series A Preferred Shares
     On the declaration dates in the years ended December 31, 2005 and 2004 set forth below, the Board of Trustees of the Company declared cash dividends on the Company’s 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series A Preferred Shares”) in the amount per share, payable on the payment date, to holders of Series A Preferred Shares on the record date in the aggregate dividend amount set forth opposite the relevant declaration date.

				Aggregate Dividend
Declaration Dates	Record Date	Payment Date	Dividend Per Share	Amount
10/25/05	12/01/05	12/30/05	$0.484375	$1,336,875
07/19/05	09/01/05	09/30/05	$0.484375	$1,336,875
05/18/05	06/01/05	06/30/05	$0.484375	$1,336,875
01/25/05	03/01/05	03/31/05	$0.484375	$1,336,875
10/26/04	12/01/04	12/31/04	$0.484375	$1,336,875
07/27/04	09/01/04	09/30/04	$0.484375	$1,336,875
04/27/04	06/01/04	06/30/04	$0.484375	$1,336,875
03/18/04	03/24/04	03/31/04	$0.062500	$150,000
Series B Preferred Shares
     On the declaration dates in the years ended December 31, 2005 and 2004 set forth below, the Board of Trustees of the Company declared cash dividends on the Company’s 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series B Preferred Shares”) in the amount per share, payable on the payment date, to holders of Series B Preferred Shares on the record date in the aggregate dividend amount set forth opposite the relevant declaration date.

				Aggregate Dividend
Declaration Dates	Record Date	Payment Date	Dividend Per Share	Amount
10/25/05	12/01/05	12/30/05	$0.5234375	$1,182,080
07/19/05	09/01/05	09/30/05	$0.5234375	$1,182,080
05/18/05	06/01/05	06/30/05	$0.5234375	$1,182,080
01/25/05	03/01/05	03/31/05	$0.5234375	$1,182,080
10/26/04	12/01/04	12/31/04	$0.4952957	$1,118,527

Note 19 — Quarterly Financial Data (Unaudited)
     The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s results of operations:

	For the Three Months Ended
2005	December 31,	September 30,	June 30,	March 31,
Interest income	$21,253,855	$20,863,923	$19,634,961	$18,975,190
Rental income	3,360,196	3,372,043	3,438,948	3,407,542
Fee income and other	3,055,191	991,335	2,085,676	911,432
Investment income(1)	1,525,378	1,316,041	1,861,759	1,318,648
Interest expense	4,617,410	3,732,106	3,379,476	1,701,701
Property operating expenses	2,000,414	1,957,062	1,813,721	1,903,600
Other operating expenses	2,790,042	2,657,274	2,864,722	2,468,734

Net income before minority interest	19,786,754	18,196,900	18,963,425	18,538,777
Minority interest	(10,956)	(7,209)	(5,266)	(9,989)

Net income before gain on sale of consolidated real estate interest, loss on sale of unconsolidated real estate interest, and gain on involuntary conversion	19,775,798	18,189,691	18,958,159	18,528,788

Loss on sale of unconsolidated real estate interest	(198,162)	—	—	—

Net income from continuing operations	19,577,636	18,189,691	18,958,159	18,528,788
Net income from discontinued operations	1,005,397	1,155,747	251,287	360,347

Net income	20,583,033	19,345,438	19,209,446	18,889,132
Dividends attributed to preferred shares	2,518,955	2,518,955	2,518,955	2,518,955

Net income available to common shareholders	$18,064,078	$16,826,483	$16,690,491	$16,370,177

Basic earnings per share:
Net income from continuing operations	$0.61	$0.60	$0.64	$0.62
Net income from discontinued operations	0.04	0.05	0.01	0.02

Net income	$0.65	$0.65	$0.65	$0.64

Diluted earnings per share Net income from continuing operations	$0.60	$0.60	$0.64	$0.62
Net income from discontinued operations	0.04	0.05	0.01	0.02

Net income	$0.64	$0.65	$0.65	$0.64

	For the Three Months Ended
2004	December 31,	September 30,	June 30,	March 31,
Interest income	$17,461,081	$15,064,880	$15,145,385	$13,314,483
Rental income	3,667,327	3,113,158	2,093,285	2,186,904
Fee income and other	1,503,265	2,157,903	579,419	2,487,208
Investment income(1)	724,033	740,466	1,123,362	831,784
Interest expense	1,485,573	1,279,977	1,611,321	1,488,127
Property operating expenses	2,033,368	1,250,736	1,271,410	1,188,174
Other operating expenses	2,163,630	1,856,728	3,409,718	2,382,559

Net income before minority interest	17,673,135	16,688,966	12,649,002	13,761,519
Minority interest	(12,082)	554	1,248	(19,476)

Net income before gain on sale of consolidated real estate interest, and loss on sale of unconsolidated real estate interest	17,661,053	16,689,520	12,650,250	13,742,043

Gain on sale of consolidated real estate interest	—	—	2,402,639	—

Net income from continuing operations	17,661,053	16,689,520	15,052,889	13,742,043
Net income from discontinued operations	1,022,128	854,269	757,171	378,476

Net income	18,683,181	17,543,789	15,810,060	14,120,519
Dividends attributed to preferred shares	2,455,402	1,336,875	1,336,875	150,000

Net income available to common shareholders	$16,227,779	$16,206,914	$14,473,185	$13,970,519

Basic earnings per share:

	For the Three Months Ended
2004	December 31,	September 30,	June 30,	March 31,
Net income from continuing operations	$0.60	$0.61	$0.59	$0.58
Net income from discontinued operations	0.04	0.03	0.03	0.02

Net income	$0.64	$0.64	$0.62	$0.60

Diluted earnings per share
Net income from continuing operations	$0.59	$0.60	$0.59	$0.58
Net income from discontinued operations	0.04	0.03	0.03	0.02

Net income	$0.63	$0.63	$0.62	$0.60

(1)	Certain reclassifications have been made to the prior quarters to conform to the presentation of the consolidated financial statements for the year ended December 31, 2005.
Note 20 — Subsequent Events (Unaudited)
     On June 8, 2006, the Company and Taberna Realty Finance Trust (“Taberna”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a newly formed subsidiary of the Company will, subject to the terms and conditions of the Merger Agreement, merge with and into Taberna (the “Merger”), as a result of which the Company will own all of the common shares of beneficial interest of Taberna (“Taberna Common Shares”).
     Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the boards of trustees of both companies, upon the completion of the Merger each issued and outstanding Taberna Common Share will be converted into 0.5389 Common Shares, with cash to be paid in lieu of fractional Common Shares.
     The Merger Agreement contains customary representations, warranties and covenants of the Company and Taberna, including, among others, covenants (i) to conduct their respective businesses in the ordinary course during the period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period. The board of trustees of each company has adopted a resolution approving and declaring advisable the Merger, and recommending that its shareholders, with respect to Taberna, approve the Merger, and with respect to the Company, approve the issuance of Common Shares in the Merger, and each party has agreed to hold a shareholder meeting to put these matters before their shareholders for their consideration. Each party has also agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or negotiations or provide confidential information in connection with any proposals for alternative business combination transactions.
     Consummation of the Merger is subject to various conditions, including, among others, (i) requisite approvals of the shareholders of the Company and Taberna, (ii) the absence of any law or order prohibiting the consummation of the merger, and (iii) effectiveness of the Form S-4 registration statement relating to the Common Shares to be issued in the Merger and listing of the Common Shares to be issued in the Merger on the New York Stock Exchange. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including, among others, (i) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of the other party, (ii) compliance of the other party with its covenants in all material respects, (iii) the delivery of opinions from counsel to the Company and counsel to Taberna relating to the U.S. federal income tax code treatment of the Merger and the real estate investment trust status of both parties and (iv) there shall not have occurred any event, change, effect or circumstance that has had or is reasonably likely to have a material adverse effect on the other party.
     The Merger Agreement contains certain termination rights for both the Company and Taberna.
     No assurance can be given that all closing conditions will be satisfied or waived, or that the Merger will in fact be consummated.

SCHEDULE IV
RAIT INVESTMENT TRUST AND SUBSIDIARIES
MORTGAGE LOANS ON REAL ESTATE
December 31, 2005

Loan Type/			Periodic		Face Amount	Book Value
Property Type	Interest Rate	Maturity Date	Payment Terms	Prior Liens	of Loans	of Loans
FIRST MORTGAGES:
Multi-family	7.84%	1/20/06	interest only	5,000,000	12,782,840	12,782,840
Multi-family	8.00%	2/25/2007	interest only	35,000,000	45,252,334	45,252,334
Multi-family	7.50%	8/28/2007	interest only		16,033,349	16,033,349
Multi-family	7.00%	3/25/2006	interest only		23,300,000	23,300,000
Multi-family	8.50%	6/3/2006	interest only		16,800,000	16,800,000
Multi-family	7.00%	5/23/2006	interest only		21,750,000	21,750,000
Office	8.19%	12/28/2008	interest only		20,900,000	20,900,000
Retail and other	9.00%	10/15/2006	interest only	11,000,000	15,500,000	15,500,000
Retail and other	8.50%	12/31/2006	interest only		33,735,000	33,735,000
Retail and other	6.00%	6/22/2007	interest only		21,300,000	21,300,000
Retail and other	8.50%	7/31/2008	interest only		30,000,000	30,000,000
Retail and other	8.00%	9/30/2008	interest only		13,516,426	13,516,426
Thirteen other multi- family	6.00%-12.00%	3/29/2006 - 10/1/2007		5,000,000	88,160,956	88,160,956
Four other office	8.00%	3/31/2006			25,254,990	25,254,990
Six other retail & other	6.00%-9.15%	3/11/05 - 4/26/2008		8,000,000	39,812,341	39,812,341

Total first mortgages				$64,000,000	$424,098,276	$424,098,276
MEZZANINE LOANS:
Multi-family	14.50%	7/29/2006	interest only		9,873,932	9,873,932
Multi-family	14.50%	3/11/2019	interest only		8,841,605	8,841,605
Multi-family	10.00%	8/9/2007	interest only		12,958,706	12,958,706
Office	15.00%	1/30/2006	interest only	2,500,000	19,468,756	19,468,756
Office	10.50%	5/10/2015	interest only		25,860,000	25,860,000
Office	10.00%	6/27/2006	interest only		19,000,000	19,000,000
Retail and other	9.72%	11/9/2007	interest only		10,000,000	10,000,000
Twenty-eight other multi-family	6.00% - 17.00%	3/31/2006 - 9/30/2016			95,421,106	95,421,106
Eighteen other office	11.00% - 15.50%	4/30/2007 - 5/1/2021			61,590,895	61,590,895
Fourteen other retail and other	11.00% - 15.00%	3/11/05 - 12/15/2015			28,143,719	28,143,719
Total mezzanine loans				$2,500,000	$291,158,719	$291,158,719

Grand total				$66,500,000	$715,256,995	$715,256,995